                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Circuit City Stores Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                           Circuit City Stores, Inc.

                              9950 Mayland Drive
                           Richmond, Virginia 23233

                               -----------------

                   Notice of Annual Meeting of Shareholders

TO THE HOLDERS OF CIRCUIT CITY STORES, INC.--CIRCUIT CITY GROUP COMMON STOCK AND CIRCUIT CITY STORES, INC.--CARMAX GROUP COMMON STOCK:

   The annual meeting of shareholders of Circuit City Stores, Inc. will be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, on Tuesday, June 18, 2002, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

    1. To elect four directors to three-year terms;

    2. To consider and vote upon a shareholder proposal, if properly presented; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only holders of record of shares of Circuit City Group Common Stock or CarMax Group Common Stock at the close of business on April 24, 2002, will be entitled to vote at the meeting and any adjournments thereof.

   Whether or not you plan to attend the meeting, please fill in, date, sign and return the enclosed proxy promptly in the return envelope provided. You are cordially invited to attend the meeting.

                                          By Order of the Board of Directors
                                          /s/ Michael T. Chalifoux
                                          MICHAEL T. CHALIFOUX, Secretary

May 10, 2002

                                PROXY STATEMENT

   This Proxy Statement, mailed to holders of Circuit City Group Common Stock and CarMax Group Common Stock on or about May 10, 2002, is furnished in connection with the solicitation by Circuit City Stores, Inc. of proxies in the accompanying form for use at the annual meeting of shareholders to be held on June 18, 2002, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended February 28, 2002, is being mailed to you with this Proxy Statement.

Record Date and Voting Rights

   On April 24, 2002, the record date for determining shareholders entitled to vote at the meeting, 209,183,650 shares of Circuit City Group Common Stock and 37,069,534 shares of CarMax Group Common Stock were outstanding and entitled to vote. References to "Common Stock" in this Proxy Statement refer to the Circuit City Group Common Stock and the CarMax Group Common Stock collectively. The holders of both series of Common Stock will vote together as a single group at the meeting. Each outstanding share of Circuit City Group Common Stock entitles the holder thereof to one vote; each outstanding share of CarMax Group Common Stock entitles the holder thereof to 1.359 votes; and the total number of votes that shareholders may cast at the meeting, based on shares outstanding on the record date, is 259,561,147. The voting rights of the CarMax Group Common Stock have been determined from the recent market values of each series of the Company's Common Stock in accordance with the formula set forth in the Company's Articles of Incorporation.

Quorum

   A majority of the total votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting.

Votes Required for Approval

   Directors will be elected by a plurality of the votes cast. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting, including the shareholder proposal, require that the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome.

Voting of Shares Held in Employee Stock Purchase Plans

   Participants in the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan will receive a request for voting instructions for the shares of Circuit City Group Common Stock held on each participant's behalf by Computershare Trust Co., Inc., as service provider for the Plan. Participants in the 1997 Employee Stock Purchase Plan for CarMax Group Employees also will receive a request for voting instructions for the shares of CarMax Group Common Stock held on each participant's behalf by Computershare, as service provider for the Plan. Voting instructions should be returned, properly executed, in the envelope provided. Computershare will vote in accordance with the participants' instructions. If a participant does not return his or her voting instructions, Computershare will have discretionary power to vote such shares in accordance with recommendations of the Board and in accordance with New York Stock Exchange rules.

Solicitation of Proxies

   In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, electronic means and personal interview. The Company also has retained Morrow & Co., Inc. of New York, New York, at an approximate cost of $7,500 plus out-of-pocket expenses, to assist in the solicitation of proxies of shareholders whose shares are held in street name by brokers, banks and other institutions. The Company will bear the cost of all solicitation.

Voting Proxies

   You may vote your proxy by marking, signing and dating your proxy card and returning it in the enclosed postage-paid envelope. A proxy, if executed and not revoked, will be voted FOR the election of the nominees for director named in this proxy statement and AGAINST the shareholder proposal set forth in this proxy statement, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with those instructions. If your shares are held in "street name" by your broker, do not follow the above instructions. Instead, follow the separate instructions provided by your broker.

Revocation of Proxies

   If you are a shareholder of record, you may revoke your proxy or change your vote at any time before it is voted at the annual meeting by:

  . completing and mailing to us another proxy card dated later than your last proxy;

  . submitting a written revocation to the Secretary of Circuit City Stores, Inc. at 9950 Mayland Drive, Richmond, Virginia 23233; or

  .   appearing in person and voting at the annual meeting.

   If your shares are held in "street name" by your broker, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker.

   To vote in person at the annual meeting, shareholders of record must attend the meeting and cast their votes in accordance with the voting provisions established for the annual meeting. Attendance at the annual meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy. If your broker holds your shares and you want to attend and vote your shares at the annual meeting, please take to the annual meeting a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote.

                        ITEM ONE--ELECTION OF DIRECTORS

   The Company's Board of Directors is divided into three classes with staggered three-year terms. Michael T. Chalifoux and John W. Snow, whose terms as directors of the Company will expire at the 2002 Annual Meeting, have been nominated for reelection to the Board. Carolyn H. Byrd and Paula G. Rosput, who were appointed by the Board after the 2001 Annual Meeting to serve until the 2002 Annual Meeting, also have been nominated for election to the Board. Richard L. Sharp, after nineteen years of dedicated service, eight of those as Chairman, has declined to stand for reelection. The Board plans to elect Mr. McCollough as Chairman at the June 2002 Board meeting.

   On February 22, 2002, the Company announced that the Board of Directors had authorized management to initiate a process that would separate the CarMax auto superstore business from the Circuit City consumer electronics business through a tax-free transaction in which CarMax, Inc., presently a wholly owned subsidiary of Circuit City Stores, Inc., would become an independent, separately traded public company. Hugh G. Robinson and John W. Snow have been nominated to serve as directors of CarMax, Inc. if the proposed separation occurs. At the time of the separation, these directors would resign from the Company's Board of Directors. The Company's Bylaws allow the Board to appoint new directors to fill any vacancies. Any new directors so appointed would serve for a term ending on the date of the 2003 Annual Meeting. In addition, Mr. Sharp has been nominated to serve as Chairman of the Board of CarMax, Inc. if the proposed separation occurs.

   Although all nominees have indicated their willingness to serve if elected, if at the time of the annual meeting any nominee is unable to or unwilling to serve as a director of the Company, shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate.

   Information about the nominees for election as directors and the other directors of the Company whose terms of office do not expire this year appears below.

Nominees for Election to Three-Year Terms

[PHOTO] CAROLYN H. BYRD, 53, Chairman and Chief Executive Officer of GlobalTech Financial, LLC, a financial services company, since
              May 2000. She was President of Coca-Cola Financial Corporation from 1997 to May 2000. She is a director of Rare Hospitality International, Inc.; AFC Enterprises, Inc.; and the St. Paul Companies, Inc. She has been a director of the Company since 2001.

[PHOTO] MICHAEL T. CHALIFOUX, 55, Executive Vice President, Chief Financial Officer and Secretary of the Company since 1998, Senior Vice President and Chief Financial Officer from 1990 until 1998. Mr. Chalifoux joined the Company in 1983 as Corporate Controller. He has been a director of the Company since 1991.

[PHOTO]
              PAULA G. ROSPUT, 45, Chairman, President and Chief Executive Officer of AGL Resources, Inc., an energy resource company, since February 2002, President and Chief Executive Officer since August 2000. She was President and Chief Operating Officer of Atlanta Gas Light Company from 1998 to August 2000. She is a director of Air Products and Chemicals, Inc. and The Coca-Cola Enterprises, Inc. She has been a director of the Company since 2001.

[PHOTO]
              JOHN W. SNOW, 62, Chairman, President and Chief Executive Officer, CSX Corporation, a transportation company, since 1991. He is a director of Johnson & Johnson, Verizon Communications Inc. and US Steel Corporation. He has been a director of the Company since 1996.

Directors Whose Terms Do Not Expire This Year

[PHOTO]
              RICHARD N. COOPER, 67, Professor of Economics at Harvard University since 1981. He is a director of The Phoenix Companies, Inc. and the CNA Corporation. He has been a director of the Company since 1983. His present term will expire in 2004.

[PHOTO]
              BARBARA S. FEIGIN, 64, a consultant specializing in strategic marketing and branding since February 1999. She served as Executive Vice President, Worldwide Director of Strategic Services and member of the Agency Policy Council of Grey Advertising, Inc., the principal business of which is advertising and marketing communications, from 1983 until February 1999. She is a director of VF Corporation. She has been a director of the Company since 1994. Her present term will expire in 2003.

[PHOTO]
              JAMES F. HARDYMON, 67, retired as Chairman of Textron, Inc. in January 1999. Mr. Hardymon joined Textron, Inc., a global, multi-industry company with core businesses of aircraft, automotive, industrial and finance, in 1989 as President and Chief Operating Officer. He became Chief Executive Officer in 1992 and assumed the title of Chairman in 1993. He is a director of Air Products and Chemicals, Inc.; Championship Auto Racing Teams, Inc.; Lexmark International, Inc.; American Standard Companies, Inc.; and Schneider Electric, S.A. He has been a director of the Company since 1998. His present term will expire in 2004.

[PHOTO]

              ROBERT S. JEPSON, JR., 59, Chairman and Chief Executive Officer of Jepson Associates, Inc., a private investment company, and Chairman of the Board and Chief Executive Officer of Jepson Vineyards, Ltd. Until 1999, Mr. Jepson also served as Chairman of the Board and Chief Executive Officer of Kuhlman Corporation. He is a director of AGL Resources, Inc. and Critz, Inc. He has been a director of the Company since 1997. His present term will expire in 2003.

[PHOTO]
              W. ALAN MCCOLLOUGH, 52, President and Chief Executive Officer of the Company. Mr. McCollough joined the Company in 1987 as General Manager of Corporate Operations. He was elected Assistant Vice President in 1989, Vice President and Central Division President in 1991, Senior Vice President--Merchandising in 1994, President and Chief Operating Officer in 1997 and Chief Executive Officer, effective June 2000. He has been a director of the Company since December 1999. His present term will expire in 2003.

[PHOTO]
              HUGH G. ROBINSON, 69, Chairman and Chief Executive Officer, The Tetra Group, a consulting firm that provides construction management and business development services, since 1989. Mr. Robinson is a retired Major General from the United States Army. He is a director of A.H. Belo Corporation, TXU Electric Company and Imco Recycling, Inc. He has been a director of the Company since 1995. His present term will expire in 2004.

[PHOTO]
              MIKAEL SALOVAARA, 48, Partner, Greycliff Partners, the principal business of which is merchant banking, since 1991. Mr. Salovaara was a Limited Partner of The Blackstone Group L.P. from 1994 to 1996. He has been a director of the Company since 1995. His present term will expire in 2003.

[PHOTO]
              CAROLYN Y. WOO, 48, Dean of the Mendoza College of Business, University of Notre Dame, since 1997. From 1995 to 1997, Ms. Woo served as Associate Executive Vice President of Academic Affairs at Purdue University. She is a director of AON Corporation and NISource, Inc. She has been a director of the Company since 2001. Her present term will expire in 2004.

                      BENEFICIAL OWNERSHIP OF SECURITIES

   The following table sets forth beneficial ownership information as of March 18, 2002, for the Circuit City Group Common Stock and the CarMax Group Common Stock owned by:

  . the Company's Chief Executive Officer and four other most highly compensated officers,

  .   each director and nominee for director of the Company,

  .   directors and executive officers of the Company as a group, and

  . each person who is known by the Company to beneficially own more than 5 percent of the outstanding shares of Circuit City Group Common Stock or CarMax Group Common Stock.

   Unless otherwise noted, each shareholder has sole voting power and sole investment power with respect to securities shown in the table below.

                                                                                          CarMax
                                                  Circuit City                             Group
                                                     Group                                Option    Shares of
                                                     Option     Shares of                 Shares      CarMax
                                                     Shares    Circuit City                Which      Group
                                                   Which May      Group                   May Be      Common
                                                       be         Common                 Acquired     Stock
                                                    Acquired      Stock                  Within 60 Beneficially
                                                   Within 60   Beneficially                Days      Owned as
                                                   Days After  Owned as of       Percent   After        of        Percent
                                                   March 18,    March 18,          of    March 18,  March 18,       of
Name                                                  2002       2002 (1)        Series    2002      2002 (2)     Series
----                                              ------------ ------------      ------- --------- ------------   -------
Named Executive Officers
W. Alan McCollough**.............................    845,000     1,009,377(3)        *          0           0         *
John W. Froman...................................    147,500       263,433(3)(4)     *          0           0         *
Michael T. Chalifoux**...........................    447,500       670,683(3)        *          0           0         *
Dennis J. Bowman.................................    157,750       179,289(3)        *          0           0         *
W. Austin Ligon..................................          0        26,388(5)        *    128,750   1,363,250(6)    3.7%
Directors/Director Nominees
Carolyn H. Byrd..................................          0           503           *          0          60         *
Richard N. Cooper................................     11,902        67,656           *        871         962         *
Barbara S. Feigin................................     12,774        20,227           *        871         871         *
James F. Hardymon................................        844         6,316           *          0         600         *
Robert S. Jepson, Jr.............................      8,034        39,042           *        895         986         *
Hugh G. Robinson.................................     12,036        13,147           *        871         962         *
Paula G. Rosput..................................          0           342           *          0          60         *
Mikael Salovaara.................................      7,836        88,309(7)        *        871      24,062(8)      *
Richard L. Sharp.................................  1,450,000     1,753,737           *          0           0         *
John W. Snow.....................................     11,902        18,510           *        871         962         *
Carolyn Y. Woo...................................          0           594           *          0          66         *
All directors and executive
 officers as a group (23 persons)................  3,665,328     4,881,272(3)(9)   2.3%   134,000   1,392,841(10)   3.8%
Beneficial Owners of More Than 5%
Wellington Management Company, LLP...............        N/A    17,814,108(11)     8.5%       N/A         N/A       N/A
 75 State Street
 Boston, MA 02109
Capital Research and Management Company..........        N/A    20,465,000(12)     9.8%       N/A   1,825,000(13)   4.9%
 333 South Hope Street
 Los Angeles, CA 90071
Ronald Juvonen...................................        N/A           N/A         N/A        N/A   3,431,800(14)   9.3%
  c/o Downtown Associates, LLC
  674 Unionville Road, Suite 105
  Kennett Square, PA 19348
Orbis Holdings Limited...........................        N/A           N/A         N/A        N/A   2,530,393(15)   6.8%
 34 Bermudiana Road
 Hamilton HM11 Bermuda
FMR Corporation..................................        N/A           N/A         N/A        N/A   2,098,010(16)   5.7%
 82 Devonshire Street
 Boston, MA 02109
Stephen F. Mandel, Jr............................        N/A           N/A         N/A        N/A   1,928,500(17)   5.2%
 Two Greenwich Plaza
 Greenwich, CT 06830

--------
* Less than 1 percent of class, based on the total number of shares of Circuit City Group Common Stock and CarMax Group Common Stock outstanding on March 18, 2002.

**  Messrs. McCollough and Chalifoux also are directors of the Company.

(1) Includes shares of Circuit City Group Common Stock that could be acquired through the exercise of stock options within 60 days after March 18, 2002.

(2) Includes shares of CarMax Group Common Stock that could be acquired through the exercise of stock options within 60 days after March 18, 2002.

(3) Includes restricted shares of Circuit City Group Common Stock as follows:
    Mr. McCollough 25,250; Mr. Froman 55,690; Mr. Chalifoux 20,250; Mr. Bowman 9,355; and 71,332 awarded to other executive officers. See Summary Compensation Table on page 11.

(4) Includes 5,500 shares of Circuit City Group Common Stock held by Mr. Froman's wife.

(5) Includes 15,000 shares of Circuit City Group Common Stock held by Mr. Ligon's wife. Mr. Ligon disclaims beneficial ownership of these shares.

(6) Includes 50,700 shares of CarMax Group Common Stock held by Mr. Ligon's children. Mr. Ligon disclaims beneficial ownership of these shares.

(7) Includes 34,465 shares of Circuit City Group Common Stock held by Trewstar LLC. Mr. Salvovaara disclaims beneficial ownership of these shares.

(8) Includes 23,100 shares of CarMax Group Common Stock held by Trewstar LLC. Mr. Salvovaara disclaims beneficial ownership of these shares.

(9) Beneficial ownership is disclaimed for a total of 40,365 shares.

(10) Beneficial ownership is disclaimed for a total of 88,800 shares.

(11) Information concerning the Circuit City Group Common Stock beneficially owned by Wellington Management Company, LLP ("Wellington") as of December 31, 2001, was obtained from a schedule 13G dated February 12, 2002. The filing indicates that of the 17,814,108 shares beneficially owned, Wellington has shared voting power for 10,957,830 shares and shared dispositive power for 17,814,108 shares. The filing indicates that Wellington is a parent holding company and may be deemed to beneficially own the 17,814,108 shares in its capacity as a registered investment adviser.

(12) Information concerning the Circuit City Group Common Stock beneficially owned as of December 31, 2001, by Capital Research and Management Company was obtained from a Schedule 13G/A dated February 11, 2002. According to this filing, Capital Research and Management Company, an investment adviser registered under the Investment Advisers Act of 1940, has sole dispositive power for 20,465,000 shares, has no voting power for these shares and disclaims beneficial ownership of any shares.

(13) Information concerning the CarMax Group Common Stock beneficially owned as of December 31, 2001, by Capital Research and Management Company was obtained from a Schedule 13G/A dated February 11, 2002. According to this filing, Capital Research and Management Company, an investment adviser registered under the Investment Advisers Act of 1940, has sole dispositive power for 1,825,000 shares, has no voting power for these shares and disclaims beneficial ownership of any shares.

(14) Information concerning the CarMax Group Common Stock beneficially owned by Ronald Juvonen as of December 31, 2001, was obtained from a Schedule 13G/A dated February 8, 2002. According to this filing, the shares are held by Downtown Associates I, L.P.; Downtown Associates II, L.P.; Downtown Associates III, L.P.; Downtown Associates IV, L.P. and Downtown Foundations, L.P. (collectively, the "Downtown Funds") and Ronald Juvonen individually. The general partner of the Downtown Funds is Downtown Associates, L.L.C. Ronald Juvonen, as the managing member of the general partner, has sole voting power and sole dispositive power with respect to the shares.

(15) Information concerning the CarMax Group Common Stock beneficially owned by Orbis Holdings Limited, a parent holding company ("Orbis Holdings"), as of December 31, 2001, was obtained from a Schedule 13G/A dated February 14, 2002, filed by: Orbis Holdings, Orbis Asset Management Limited ("Orbis Asset") and Orbis Investment Management Limited ("Orbis Investment"), an investment adviser. According to this filing of the 2,530,393 shares beneficially owned: Orbis Holdings has shared voting and dispositive power for all of the shares, but disclaims beneficial ownership of these shares, Orbis Investment has shared voting and dispositive power for 2,350,000 shares but disclaims beneficial ownership of these shares and Orbis Asset has shared voting and dispositive power for 180,393 shares, but disclaims beneficial ownership of these shares. The filing indicates that Orbis Holdings, Orbis Investment and Orbis Asset may be deemed to constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

(16) Information concerning the CarMax Group Common Stock beneficially owned by FMR Corp. ("FMR") as of December 31, 2001, was obtained from a Schedule 13G dated February 14, 2002. According to the Schedule 13G, FMR Corp. is a parent holding company and certain members of the family of Edward C. Johnson 3/rd/ may be deemed members of a group that controls FMR. The
     Schedule 13G indicates that of the 2,098,010 shares beneficially owned:
     (i) 1,398,400 shares are beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR and a registered investment adviser ("Fidelity Research"); (ii) 480,510 shares are beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank which serves as investment manager for certain institutional accounts ("Fidelity Trust"); and (iii) 219,100 shares are beneficially owned by Fidelity International Limited ("Fidelity International"), a foreign-based subsidiary and investment adviser for certain institutional investors. FMR and Mr. Johnson have sole power to dispose of the shares beneficially owned by Fidelity Research and Fidelity Trust and sole power to vote the shares beneficially owned by Fidelity Trust. However, the trustees of the mutual funds managed by Fidelity Research have sole power to vote the shares that are beneficially owned by Fidelity Research. FMR and Fidelity International believe that they are not acting as a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and therefore believe that they are not otherwise required to attribute to each other the "beneficial ownership" of the securities "beneficially owned" by the other corporation within the meaning of Rule 13d-3 of the Exchange Act.

(17) Information concerning the CarMax Group Common Stock beneficially owned by Stephen F. Mandel, Jr. as of March 18, 2002, was obtained from a Schedule 13G filed March 27, 2002. According to the Schedule 13G, Mr. Mandel, Jr., as the managing member of the general partner of certain limited partnerships that own CarMax Group Common Stock and as managing member of an entity whose client owns CarMax Group Common Stock, shares power to vote or dispose of shares directly owned as follows: (i) 69,426 shares owned by Lone Spruce, L.P.; (ii) 152,352 shares owned by Lone Balsam, L.P.; (iii) 127,281 shares owned by Lone Sequoia, L.P.; and (iv) 1,579,441 shares owned by Lone Pine Capital LLC. Each of Lone Spruce, Lone Balsam, Lone Sequoia and Lone Pine Capital has shared voting and shared dispositive power for the shares they hold.

                      CERTAIN INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

   The Board of Directors held eight meetings during the fiscal year ended February 28, 2002. No director attended less than 75 percent of the aggregate number of meetings of the Board and the committees on which he or she served, except for Paula G. Rosput who joined the Board in December with the understanding she would be unable to attend the February Board meeting because of a prior conflict.

   The Audit Committee is composed of Mikael Salovaara, Chairman; Carolyn H. Byrd; Richard N. Cooper; Barbara S. Feigin; and Hugh G. Robinson. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent," as defined in the applicable listing standards of the New York Stock Exchange. Five meetings were held during the fiscal year ended February 28, 2002. The Audit Committee reviews and recommends to the Board the independent auditors to be selected to audit the Company's financial statements. It also reviews the scope of the proposed audits and audit procedures to be employed, the independence of the auditors and the effectiveness of the Company's system of internal controls, as well as the Company's internal audit function. When the audit is complete, the Audit Committee reviews it with management and separately with the auditors. The Report of the Audit Committee is included in this Proxy Statement on page 10.

   The Compensation and Personnel Committee is composed of Robert S. Jepson, Jr., Chairman; James F. Hardymon; Paula G. Rosput; and John W. Snow. Five meetings were held during the fiscal year ended February 28, 2002. The functions of this Committee include reviewing, evaluating and approving the amount, design and implementation of compensation programs for officers and key personnel, making awards under and administering the Company's stock incentive programs, reviewing and making recommendations with respect to senior management organization and reviewing the Company's programs for attracting and compensating management personnel at lower and middle levels. The Report of the Compensation and Personnel Committee is included in this Proxy Statement on page 13.

   The Pension Committee is composed of Richard N. Cooper, Chairman; Carolyn H. Byrd; Barbara S. Feigin; Paula G. Rosput; Mikael Salovaara; and Carolyn Y. Woo. One meeting was held during the fiscal year ended February 28, 2002. The functions of this Committee are to provide oversight of investment allocations and fund managers for the Employee Retirement Plan of Circuit City Stores, Inc. and to receive and review on behalf of the Board periodic reports concerning the funding status and investment performance of the Retirement Plan from the management employees of the Company with responsibility for such matters.

   The Nominating and Governance Committee is composed of John W. Snow, Chairman; James F. Hardymon; Robert S. Jepson, Jr.; Hugh G. Robinson; and Carolyn Y. Woo. Five meetings were held during the fiscal year ended February 28, 2002. The functions of this Committee include reviewing significant corporate governance issues and recommending changes to the Board as appropriate, recommending candidates for election as directors and reviewing and recommending policies with regard to the size and composition of the Board. The Committee for the Board considers nominees recommended by the Company's shareholders.

   The Company's Board of Directors embraces the principle that diversity in all respects both strengthens its membership and increases its effectiveness. The Board strives to select for its membership highly qualified individuals who are dedicated to advancing the interests of the Company's shareholders. When vacancies on the Board occur, the Nominating and Governance Committee seeks individuals who, based on their background and qualifications, can promote this goal in conjunction with the other members of the Board. The Committee actively seeks nominees who will bring diverse talents, experiences and perspectives to the Board's deliberations.

   The Board is actively involved in the Company's strategic planning process. For information concerning the Company's strategic planning process, including the Board's involvement in the process, please visit the Investor Information section of the Company's website at www.CircuitCity.com.

   In accordance with the Company's Bylaws, a shareholder who is interested in nominating a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such nomination. Such notice must be given either by personal delivery or by United States mail, postage prepaid, not later than 120 days in advance of the annual meeting, or with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The contents of such notice must be as specified in the Company's Bylaws, a copy of which may be obtained by any shareholder who directs a written request for the same to the Secretary of the Company.

Report of the Audit Committee

   The Audit Committee acts under a written charter adopted by the Board of Directors. The charter is included in this proxy statement as Appendix A. The Committee's primary function is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management is responsible for the preparation, presentation and integrity of the Company's financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, KPMG LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.

   During fiscal year 2002, the Committee met with management, the internal auditors and the independent auditors. Periodically throughout the year, the Committee had separate private sessions with the independent auditors and the internal auditors to discuss financial management, accounting and internal control issues.

   In performing its oversight role, the Audit Committee has reviewed and discussed both the quality and acceptability of the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2002.

   In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Committee does not complete its reviews before the Company's public announcements of financial results and, necessarily, in its oversight role, the Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of the Company's annual financial statements with accounting principles generally accepted in the United States of America.

                                          AUDIT COMMITTEE

                                          Mikael Salovaara, Chairman
                                            Carolyn H. Byrd
                                           Richard N. Cooper
                                           Barbara S. Feigin
                                            Hugh G. Robinson

                      COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

   Summary Compensation Table. The table below sets forth for the three years ended February 28, 2002, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who served as the Company's Chief Executive Officer during fiscal 2002 and the other four most highly compensated executive officers of the Company other than the CEO (the Named Executive Officers) at February 28, 2002. The only stock appreciation rights (SARs) granted were Change of Control SARs (described on page 18), which were granted in connection with each of the options. No free-standing SARs have been granted. On June 15, 1999, the Board of Directors declared a two-for-one stock split of the outstanding Circuit City Group Common Stock. All shares and price per share information reflect this split.

                                                      Annual                  Long-Term
                                                   Compensation          Compensation Awards
                                                ------------------ --------------------------------
                                                                    Restricted       Securities
                                         Fiscal                       Stock          Underlying
Name and Principal Position               Year  Salary $  Bonus $  Awards $ (1)  Options/SARs # (2)
---------------------------              ------ -------- --------- ------------  ------------------
W. Alan McCollough......................  2002  950,000  1,045,000          0          500,000
  President and                           2001  928,469    285,000          0        2,000,000
  Chief Executive Officer                 2000  712,219    815,625          0                0

John W. Froman..........................  2002  625,000    360,000          0          250,000
  Executive Vice President                2001  635,296          0  1,761,000(3)       100,000
  Chief Operating Officer                 2000  445,380    515,000          0                0

Michael T. Chalifoux....................  2002  625,000    363,000          0          250,000
  Executive Vice President,               2001  636,358          0          0          100,000
  Chief Financial Officer and Secretary   2000  608,273    544,500          0                0

Dennis J. Bowman........................  2002  475,000    180,000          0          125,000
  Senior Vice President                   2001  462,685          0          0           50,000
  Chief Information Officer               2000  330,865    240,000          0           40,000

W. Austin Ligon.........................  2002  603,653    562,500          0          175,000
  Senior Vice President                   2001  545,488    412,500          0           70,000
  Automotive                              2000  489,615    371,250          0          100,000

--------
(1) In fiscal 1998, Mr. McCollough was awarded 101,000 shares of restricted stock, Mr. Froman was awarded 51,880 shares of restricted stock, Mr. Chalifoux was awarded 81,000 shares of restricted stock, and Mr. Bowman was awarded 37,422 shares of restricted stock. The stock will vest at the end of seven years with provisions for accelerated vesting based upon performance. Performance criteria are based on a total return on Circuit City Group Common Stock compared with a peer group consisting of publicly traded consumer electronics companies. Based on the Company's comparative performance, 25 percent of the awards vested in each of the fiscal years 1999, 2000 and 2002. Based on the Company's comparative performance, the maximum the awards may vest in any one year is 40 percent of the original grant. Dividends are paid on restricted stock during the restricted period. The number and value of each executive officer's restricted stock holdings at the end of the fiscal year ended February 28, 2002, based on a closing price on that day for the Circuit City Group Common Stock of $17.88 was as follows: Mr. McCollough 25,250 shares with a total value of $451,470; Mr. Froman 55,690 shares with a total value of $995,737; Mr. Chalifoux 20,250 shares each with a total value of $362,070; and Mr. Bowman 9,355 shares with a total value of $167,267.
(2) All long-term compensation awards are Circuit City Group Common Stock awards, except for those granted to Mr. Ligon, which are CarMax Group Common Stock awards.
(3) Mr. Froman was awarded 50,000 shares of restricted stock when he was promoted to Executive Vice President--Merchandising. The amount in the above table is based on the closing price for the Circuit City Group Common Stock, which was $35.22, on the date of the award.

   Option Grants in Last Fiscal Year. The table below sets forth for the fiscal year ended February 28, 2002, the grants of Circuit City Group Common Stock options and CarMax Group Common Stock options to the Named Executive Officers. No SARs were granted in connection with these options.

                      Number of                                    Potential Realizable Value at
                     Securities                                       Assumed Annual Rates of
                     Underlying   % of Total                         Stock Price Appreciation
                      Options/   Options/SARs                             for Option Term
                        SARs      Granted to  Exercise  Expiration -----------------------------
                     Granted (1)  Employees   Price (2)    Date          5%            10%
                     ----------- ------------ --------- ----------   ----------     ----------
W. Alan McCollough..   500,000      11.34%     $12.45   4/10/2009  $2,898,287     $7,011,661
John W. Froman......   250,000       5.67%     $12.45   4/10/2009  $1,449,144     $3,505,830
Michael T. Chalifoux   250,000       5.67%     $12.45   4/10/2009  $1,449,144     $3,505,830
Dennis J. Bowman....   125,000       2.84%     $12.45   4/10/2009  $  724,572     $1,752,915
W. Austin Ligon.....   175,000      10.61%     $ 4.89   3/01/2008  $  345,558     $  807,624

--------
(1) The shares underlying options consist of Circuit City Group Common Stock, except for the shares underlying Mr. Ligon's options, which consist of CarMax Group Common Stock.
(2) The exercise price for all of the options is the fair market value of the Circuit City Group Common Stock or CarMax Group Common Stock on the date of grant.
   Aggregated Options/SAR Exercises and Fiscal Year-End Option/SAR Value
Table. The following table sets forth information concerning Circuit City Group Common Stock and CarMax Group Common Stock option exercises and fiscal year-end option/SAR values as of February 28, 2002, for the executive officers named in the Summary Compensation Table. The only SARs outstanding were Change of Control SARs (described on page 18).

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised         In-the-Money
                                                   Options/SARs at           Options/SARs at
                        Number of               February 28, 2002 (1)       February 28, 2002
                     Shares Acquired  Value   ------------------------- -------------------------
                       on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
                     --------------- -------- ----------- ------------- ----------- -------------
W. Alan McCollough..          0      $     0    696,000     2,072,000   $  472,080   $2,854,560
John W. Froman......      5,500      $13,778     77,500       352,500   $        0   $1,320,000
Michael T. Chalifoux          0      $     0    421,000       397,000   $1,065,840   $1,534,560
Dennis J. Bowman....          0      $     0    120,500       188,500   $  101,640   $  660,000
W. Austin Ligon.....          0      $     0     67,500       277,500   $1,472,375   $6,172,875

--------
(1) The shares underlying options consist of Circuit City Group Common Stock, except for the shares underlying Mr. Ligon's options, which consist of CarMax Group Common Stock.

   Pension Plan/Benefit Restoration Plan. The following table illustrates estimated annual retirement benefits payable under the Company's defined benefit pension plan (the "Pension Plan") to persons in specified compensation and years of service classifications calculated as a straight life annuity with no Social Security or other offsets.

                              Estimated* Annual Pension for Representative Years of Credited Service
Highest Consecutive Five-Year ----------------------------------------------------------------------
      Average Compensation         15            20            25            30             35
      -----------------          -------       -------      -------      ---------      ---------
         $  900,000.......... 198,654       264,872       331,090        397,308        463,526
         $1,100,000.......... 243,654       324,872       406,090        487,308        568,526
         $1,300,000.......... 288,654       384,872       481,090        577,308        673,526
         $1,500,000.......... 333,654       444,872       556,090        667,308        778,526
         $1,700,000.......... 378,654       504,872       631,090        757,308        883,526
         $1,900,000.......... 423,654       564,872       706,090        847,308        988,526
         $2,100,000.......... 468,654       624,872       781,090        937,308      1,093,526
         $2,300,000.......... 513,654       684,872       856,090      1,027,308      1,198,526
         $2,500,000.......... 558,654       744,872       931,090      1,117,308      1,303,526

--------
* For 2002, the Internal Revenue Code limit on the annual retirement benefits that may be paid from the Pension Plan was $160,000 and the limit on the amount of compensation that may be recognized by the Pension Plan was $200,000. The maximum benefit payable under the Benefit Restoration Plan is $400,000 in 2002. The benefits shown on this table have not been limited by these caps.

   The Pension Plan covers employees who satisfy certain age and service requirements. Benefits are based on a designated percentage of the average of compensation for the five highest of the last 10 consecutive years of employment, weighted according to years of credited service, and integrated with Social Security covered compensation. For Pension Plan purposes, compensation of participants includes base pay, bonuses, overtime and commissions and excludes amounts realized under any employee stock purchase plan or stock incentive plan. For Pension Plan purposes, compensation for those individuals listed in the Summary Compensation Table is substantially the same as the amounts listed under the Salary and Bonus headings.

   For purposes of the Pension Plan, credited years of past and future service will be 28 years for Mr. McCollough; 33, for Mr. Froman; 29, for Mr. Chalifoux; 23, for Mr. Bowman; and 25, for Mr. Ligon at age 65.

Report of Compensation and Personnel Committee

Compensation Philosophy

   The Compensation and Personnel Committee, which is composed entirely of outside independent directors, reviews, evaluates and approves the amount, design and implementation of the Company's compensation system for executive officers. The Committee believes that corporate performance and, in turn, shareholder value will be best enhanced by a compensation system that supports and reinforces the Company's key operating and strategic goals while aligning the financial interests of the Company's executive officers with those of the shareholders. The Company utilizes both short-term and long-term incentive compensation programs to achieve these objectives. Executive officer incentive compensation programs generally are tied to Company-wide achievement of annual financial goals and the market value of the Company's stock. The Committee believes that the use of Company-wide performance in setting goals promotes a unified vision for senior management and creates common motivation among the executives. Incentives may relate to performance of the Circuit City Group, the CarMax Group or both, depending on the responsibilities of the executives.

   For the Company's 2002 fiscal year, the Committee made its compensation decisions based on the Company's 2002 fiscal year performance. The Company is subject to Internal Revenue Code provisions that may limit the income tax deductibility of certain forms of compensation paid to the executive officers named in the Summary Compensation Table that precedes this report. These provisions allow full deductibility of certain types of performance-based compensation. The Company's compensation practices, to the extent practicable, provide deductibility for compensation payments. Payments under the Annual Performance-Based Bonus Plan and awards under the Stock Incentive Plans qualify for deductibility under these provisions of the Internal Revenue Code.

Components of the Executive Compensation Program

   The Company's compensation program for executive officers consists generally of three components: base salary, an annual performance-based cash bonus and long-term stock incentives. In making compensation decisions for officers other than the Chief Executive Officer, the Committee considers the recommendations of the Chief Executive Officer, which may include a comparison of the compensation of the Company's executive officers with compensation of officers at certain other retail companies as well as other companies with which it competes for executive talent. During the 2002 fiscal year, the Committee also utilized the services of a compensation consultant to assist with certain aspects of its evaluation. The Committee periodically has used the same consultant in the past.

   As it deems necessary, the Committee compares various short- and long-term performance measures, including total shareholder return, return on average shareholders' equity, sales, net income and earnings per share for the Company and other companies with which it competes for executive talent. The Committee has not established any particular level at which overall compensation will be set in respect to the compensation peer group. The Committee believes that the total compensation of the Named Executive Officers is supported by the Company's competitive comparisons on the short- and long-term performance factors and is appropriate given the Company's overall performance. The individual elements of the executive compensation program are addressed below.

Annual Salary

   Each year, the Committee establishes salaries for executive officers. Such salaries are based on proposals submitted by the Company's Chief Executive Officer for the annual salaries of the executive officers other than himself. The Committee believes that the 2002 fiscal year salaries for executive officers are appropriate. The Committee intends that the salary levels also provide for a large percentage of total compensation to be at risk under the incentive programs. In evaluating individual executive officers, the Committee also may consider, among other factors, (1) a qualitative evaluation of the individual executive officer's performance provided by the Chief Executive Officer, (2) the job responsibilities of the individual executive, including changes in those responsibilities, and (3) the Company's performance in relation to its target financial goals for the prior fiscal year.

Annual Performance-Based Bonus

   All salaried employees are eligible to receive cash bonuses under the Annual Performance-Based Bonus Plan based on targets established each year by the Committee and approved by the Board of Directors. The Bonus Plan is designed to motivate the Company's employees to achieve the Company's annual operating and financial goals. The Bonus Plan allows the Committee to establish performance goals based on pretax earnings, earnings per share or both. The goals for the Bonus Plan are established with the purpose of continuing the Company's long-term record of superior performance in comparison with its competitors.

   For the 2002 fiscal year, the Bonus Plan measured the Company's achievement of its target financial goals for earnings per share for Circuit City Group operations and for CarMax Group operations. The target EPS and pretax earnings goals were established early in the fiscal year as part of the Company's budgeting process and were approved by the Committee. Consistent with the Committee's compensation philosophy of tying a large percentage of total compensation to performance, the potential maximum bonus for each executive officer was a significant percentage of that individual's salary for the year.

   For the 2002 fiscal year, the bonus amounts were targeted at 100 percent for senior executives and the Chief Executive Officer. This bonus percentage reflects competitive practices as recently determined by the compensation consultant. The amount of bonus payments depends upon the extent to which the Company achieves its target financial goals for the year. For the 2002 fiscal year, the Company achieved the threshold financial performance for the payment of bonuses for the Circuit City officers. The Committee awarded Mr. McCollough a 100 percent payout for the Circuit City portion of his bonus (80 percent) and a 150 percent payout for the CarMax portion of his bonus (20 percent). The Committee exercised its descretion and awarded the other senior managers of Circuit City at the rate of 60 percent for Executive Vice Presidents and 40 percent for Senior Vice Presidents. The CarMax senior executives received a maximum bonus payout of 150 percent, which in Mr. Ligon's case amounted to a total bonus of 90 percent of his pay.

   During the 2002 fiscal year, the Committee approved salary increases for certain executive officers and other officers contingent on meeting earnings targets. The Company achieved the threshold financial performance under the arrangement and the affected Circuit City officers received the approved salary increases under the arrangement.

Long-Term Incentive Compensation

   Grants under the Company's Stock Incentive Plans provide long-term incentive compensation and are a significant component of total compensation. These programs are a part of the Company's performance-based incentive compensation, rewarding officers as total shareholder value increases. For executive officers and other officers, grants under the Stock Incentive Plans are made in the form of nonqualified stock options and restricted stock. Grants based on Circuit City Group Common Stock are used for officers whose duties are principally for the Circuit City business and grants based on CarMax Group Common Stock, for officers whose duties are principally for the CarMax business.

   The Committee considers stock-based grants to be an important means of ensuring that executive officers have a continuing incentive to increase the long-term return to shareholders and the value of the Company's stock. Stock-based grants also aid in retention of executives. Additional stock grants may be made for officers who are promoted in order to maintain parity with comparable officers.

   Stock options generally vest and become exercisable ratably over a period of four years from the date of grant and may be exercised within eight years of the date of grant. The number of stock options to be granted to a particular executive officer is determined by the Committee. The Committee primarily uses a formula based on an individual's target bonus for the fiscal year, the market price of the Company's stock, and the results of periodic compensation surveys to determine the appropriate grant size. For the 2002 fiscal year, the Committee received the advice of the compensation consultant about the size of option grants for senior officers and generally followed that advice. The Committee intends these grants to cover both the fiscal years 2002 and 2003. The value of stock options is entirely a function of increases in the value of the Company's stock, thus the Committee believes that this component of the Company's compensation arrangement closely aligns the interests of the executive officers with those of the Company's shareholders.

   During the 1998 fiscal year, an additional long-term incentive program was instituted for senior management using restricted stock under the Stock Incentive Plan. The program provides for vesting at the end of a seven-year period if the executive's employment continues. Accelerated vesting of the stock may occur based on the Company's total shareholder return on Circuit City Group Common Stock measured against the performance of a peer group. In the 2002 fiscal year, the Company ranked second in its peer group based on total shareholder return. Based on the Company's comparative performance, 25 percent of the awards that were previously granted to senior management under this program vested in the 2002 fiscal year.

Other Matters

   To maintain compensation competitiveness and to create a retirement program that restores benefits for the Company's more senior executives who are affected by Internal Revenue Code limits on benefits provided under the Company's Pension Plan, the Company maintains a retirement benefit restoration plan. Subject to an annual limit, the benefit restoration plan and the Pension Plan together provide benefits to all employees affected by the Internal Revenue Code limits at approximately the same percentage of compensation as for other employees. The Named Executive Officers participate in this plan.

Chief Executive Officer's Compensation

   Mr. McCollough became the Chief Executive Officer of the Company during the 2001 fiscal year. At that time, the Committee set Mr. McCollough's salary for the 2001 fiscal year at $950,000 with a performance-bonus target at 100 percent of salary. In setting Mr. McCollough's compensation, the Committee examined general information about the competitive market for senior executives and considered the compensation paid to his predecessor. The Committee believes that Mr. McCollough has shown leadership during difficult market conditions since his recent promotion to Chief Executive Officer. Due to his recent promotion, the Committee decided to continue Mr. McCollough's salary and performance-bonus target for the 2002 fiscal year at the levels set for him for the 2001 fiscal year. The Committee believes this was appropriate in light of the increases he received in salary and performance-bonus potential as result of the promotion. Mr. McCollough's bonus is based upon the performance of the Circuit City Group and the CarMax Group according to the relative time that Mr. McCollough anticipated devoting to each group.

   The Committee believes that the structure of incentives to Mr. McCollough is appropriate for Mr. McCollough's role as Chief Executive Officer in the overall operations of the Company. The Committee views his fiscal 2002 compensation as appropriate when compared to results of the Company, particularly in light of the leadership shown by Mr. McCollough in the Company's exit from the appliance business and related activities.

                                           COMPENSATION AND PERSONNEL COMMITTEE

                                             Robert S. Jepson, Jr., Chairman
                                                    James F. Hardymon
                                                     Paula G. Rosput
                                                      John W. Snow

Performance Graphs


                                    [CHART]

                          TOTAL RETURN TO SHAREHOLDERS

Fiscal Year                   1997     1998     1999     2000     2001     2002
Circuit City Group
  Common Stock              $100.00  $124.08  $174.85  $261.10   $98.25  $116.36
S&P 500 Index               $100.00  $135.00  $161.65  $180.61  $165.80  $150.03
Retail Stores Composite     $100.00  $153.40  $229.94  $245.64  $238.35  $277.16


                                    [CHART]

                          TOTAL RETURN TO SHAREHOLDERS

Fiscal Year                   1997     1998     1999     2000     2001     2002
CarMax Group Common Stock   $100.00   $45.96   $22.36    $8.07   $25.59  $132.87
S&P 500 Index               $100.00  $135.00  $161.65  $180.61  $165.80  $150.03
Retail Stores Composite     $100.00  $153.40  $229.94  $245.64  $238.35  $277.16

Employment Agreements and Change-In-Control Arrangements

   The Company has employment agreements with each of the Named Executive Officers which have recently been revised based upon recommendations by a compensation consultant. Generally, these agreements provide for annual salary review and participation in the Company's bonus, stock incentive and other employee benefit programs. They also provide for continuation of base salary, target bonus and continued participation in employee benefit plans for two years following termination by the Company without cause. In such circumstances, the agreements also generally provide that the employee will be paid any prorata bonus to which he would otherwise be entitled for that year. The aforementioned benefits extend for another year under the agreements if, following a change in control, the executive is terminated, demoted or the executive voluntarily terminates employment in the thirteenth month. Each agreement contains provisions confirming the employee's obligation to maintain the confidentiality of proprietary information and not to compete with the Company for a specified period of time after the termination of his employment. The employment agreements with the Named Executive Officers became effective in 2002. The current base salaries of Messrs. McCollough, Froman, Chalifoux, Bowman, and Ligon under their employment agreements are $950,000, $600,000, $605,000, $450,000 and $625,000, respectively.

   The Named Executive Officers have been granted SARs in connection with some of the stock options granted to them under the Company's stock incentive plans. The options also provide for accelerated vesting in the event of a change of control. The SARs are Change of Control SARs that may only be exercised in the event of a change of control. Upon exercise of the SAR and the surrender of the related option, the holder is entitled to receive cash from the Company in the amount of the spread between the option exercise price and the market value of the Common Stock at the time of exercise. The market value is determined by a formula designed to take into account the effect of the change of control.

                           COMPENSATION OF DIRECTORS

   During fiscal 2002, directors who were not employees of the Company received a combination of equity-based and cash compensation. The cash compensation for non-employee directors included: an annual retainer of $28,500 for service on the Board, an annual retainer of $2,500 for serving as a committee chairperson and $1,500 for each Board and Committee meeting attended. The non-employee directors' equity-based compensation was comprised of a stock grant with a fair market value on the date of grant of $10,000 and a stock option grant with a value as of the date of grant (based on the Black-Scholes method) of $43,300. The equity-based components of director compensation were divided between Circuit City Group Common Stock and CarMax Group Common Stock based on the relative market values of each Group's Common Stock on the date of the grant.

   The fiscal 2002 stock grant consisted of 594 shares of Circuit City Group Common Stock and 66 shares of CarMax Group Common Stock. The fiscal 2002 stock option grants were made under the Company's 2000 Non-Employee Directors Stock Incentive Plan and consisted of options to purchase 5,085 shares of Circuit City Group Common Stock and options to purchase 635 shares of CarMax Group Common Stock. Carolyn H. Byrd and Paula G. Rosput were elected to the Board after the 2001 Annual Meeting. On the date of her election, Ms. Byrd was granted 503 shares of Circuit City Group Common Stock, 60 shares of CarMax Group Common Stock and options to purchase 4,393 shares of Circuit City Group Common Stock and 507 shares of CarMax Group Common Stock. On the date of her election, Ms. Rosput was granted 342 shares of Circuit City Group Common Stock; 60 shares of CarMax Group Common Stock and options to purchase 2,962 shares of Circuit City Group Common Stock and 517 shares of CarMax Group Common Stock.

   The exercise price for each option is 100 percent of the fair market value of the relevant Common Stock on the date of grant. The options vest evenly over three years from the date of grant and expire in eight years. Non-employee directors have the right to defer the receipt of compensation under the Company's deferred compensation plan.

   Directors who are employees of the Company receive no compensation for service as members of the Board or Board committees.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act requires the Company's officers, directors and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

   Based solely on the Company's review of the copies of such forms and any amendments it has received and written representations from certain reporting persons that they were not required to file Form 5 for specified fiscal years, the Company believes that all officers, directors and beneficial owners of more than 10 percent of the Company's Common Stock complied with all of the filing requirements applicable to them with respect to transactions during the fiscal year ended February 28, 2002.

                        ITEM TWO--SHAREHOLDER PROPOSAL

   The Company's Board of Directors recommends that, if it is properly presented at the 2002 Annual Meeting, shareholders vote AGAINST the following shareholder proposal submitted by the American Federation of State, County and Municipal Employees Pension Plan. Upon receiving an oral or written request, the Company will furnish the address and number of shares of Common Stock held by this shareholder.

RESOLVED, that the shareholders of Circuit City Stores Inc. ("Circuit City" or the "Company") request the Board of Directors (the "Board") to redeem the preference share purchase rights distributed on April 29, 1998, unless such distribution is approved by the affirmative vote of holders of a majority of shares present and voting, to be held as soon as may be practicable.

SUPPORTING STATEMENT

   On March 30, 2000, Circuit City's stock closed at $61 per share. On November 8, 2001, it closed at $15.65, a drop of over 74 percent. In the fiscal second quarter of 2001, the Company lost six cents per share, compared with a 21 cents per share profit in the second quarter of 2000.

   We believe this is an appropriate time for our Board to begin to eliminate management-entrenching corporate governance structures, particularly the Company's poison pill. The Board created the current poison pill rights plan in April of 1998 with the distribution of preference share purchase rights to shareholders.

   We do not share the Board's view that our Company should have put a rights plan into effect without shareholder approval. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe that the future possibility of an unsolicited bid justifies the unilateral implementation of a poison pill.

   The effect of poison pills on the value of companies' stock has been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of rights plans states that "The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management." A 1992 study by Professor John Pound of Harvard University's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

   A recent study found that firms with the strongest shareholder rights significantly outperform companies with weaker shareholder rights. A 2001 study of 1,500 firms conducted by researchers at Harvard University and the University of Pennsylvania's Wharton School found a significant positive relationship between greater shareholder rights, as measured by a governance index, and both firm valuation and performance from 1990 to 1999. Shareholder rights were measured by a governance index which took into account, among other things, whether a company had a poison pill rights plan.

   Rights plans like ours have become increasingly unpopular in recent years. In 2001, a majority of stockholders at 19 companies, including McDermott International, Profit Recovery Group and Southwest Gas, voted in favor of proposal asking management to redeem or obtain shareholder approval for poison pills.

   We urge shareholders to vote for this resolution!

Board of Directors' Statement in Opposition

   The Board recommends that you vote against this shareholder proposal because the proposal would limit significantly the Board's ability to protect the Company's shareholders. Moreover, the Board believes that the Company's shareholder rights plan is in the best interest of the Company's shareholders and is consistent with preserving and maximizing long-term shareholder value.

   The Company's shareholder rights plan was adopted by the Board on April 14, 1998, and replaced a similar shareholder rights plan originally adopted by the Board in 1988. In each case, the rights plan was adopted after careful and deliberate consideration and was adopted by a Board that had a substantial majority of independent directors. The purpose of the shareholder rights plan is to maximize shareholder value by encouraging negotiation with the Board and by giving the Board adequate time to consider, respond to and seek alternatives to unsolicited bids for the Company. Moreover, the Company's shareholder rights plan deters coercive or unfair acquisition techniques that would not treat all shareholders fairly, including partial or two-tiered tender offers, gradual accumulations of the Company's stock in the open market and squeeze-out mergers. Even though the shareholder rights plan makes it more difficult for the Company to be acquired on terms that are not fair to all shareholders, it does not and cannot prevent an acquisition of the Company that is in the shareholders' best interests, such as an all-cash offer at a full and fair price. In addition, the Company's shareholder rights plan does not prevent a proxy fight to remove and replace the Board if it refuses to redeem the rights.

   Both Virginia's legislature and courts have decided that directors of Virginia corporations are expected to and should play an important role in the context of a hostile takeover. Several statutes impose additional requirements for completion of significant corporate actions that do not have disinterested director approval. In addition, Virginia's legislature has endorsed the use of shareholder rights plans by granting to the Board the ability to create or issue rights for the purchase of shares of a corporation on terms and conditions, and for the consideration determined by the Board, unless this authority has been reserved to the corporation's shareholders in its articles of incorporation. Each of these statutes has been upheld by Virginia's courts when challenged.

   The Board would like to highlight that the 2001 study titled "Corporate Governance and Equity Prices" and cited by the proponent in fact provides support for the Board's statements concerning the benefits derived from a rights plan. The study acknowledged that when management uses judiciously the additional power granted to them to resist takeovers, management's actions could lead to an overall increase in shareholder wealth. In addition, the study's authors at Harvard University and The Wharton School acknowledged that there is a weak or nonexistent link between firm value or performance and takeover defenses such as poison pills. Moreover, the authors conclude that their report presents no evidence that fewer shareholder rights as measured by the governance index actually entrenches management.

   A 1997 study by Georgeson & Company, Inc., a proxy solicitation firm that analyzed takeover data from 1992-1996, concluded that premiums paid to acquire target companies with shareholder rights plans were on average 26 percent higher than premiums paid to target companies that did not have shareholder rights plans. In addition, Georgeson's study estimated that shareholder rights plans had contributed an additional $13 billion in shareholder value during the period analyzed, and that shareholders of acquired companies that did not have shareholder rights plans had forfeited $14.5 billion in potential premiums. It is important to note that, Georgeson concluded that the presence of a shareholder rights plan did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile bid and did not reduce the likelihood of a company becoming a takeover target.

   The results of Georgeson's study were consistent with the results found by J.P. Morgan & Co., which analyzed 300 transactions in the U.S. from 1993 through 1997. J.P. Morgan found that the median takeover premium paid for companies that had a shareholder rights plan in place was higher than for companies that did not have one. Furthermore, J.P. Morgan found that in hostile deals during the period from 1988 through 1997, the takeover premium paid was 14 percent greater for companies with shareholder rights plans in place.

   Although the proponent asserts that plans similar to the Company's shareholder rights plan have become increasingly unpopular, it continues to be the case that more than 2,000 companies, including most of the companies in the Fortune 500, have adopted, and continue to have in place, shareholder rights plans in order to protect their shareholders against abusive acquisition tactics. The Board does not believe that the shareholder rights plan is designed to entrench management. It is important to note that the Board has a fiduciary duty to the Company and its shareholders that prohibits the Board from placing the interest of management in retaining their employment above the best interests of the shareholders.

   In conclusion, the Board believes that the shareholder rights plan is a tool that the Board should have for the protection of its shareholders and that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

THE BOARD RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

          RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   KPMG LLP served during the Company's fiscal year ended February 28, 2002, as the Company's independent certified public accountants and has been selected as the Company's independent certified public accountants for the current fiscal year. Representatives of KPMG LLP will be present at the meeting of the Company's shareholders. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

   For fiscal 2002, KPMG LLP, our independent auditors, billed the Company $459,000 for audit fees. The audit fees category includes the amounts billed for the fiscal 2002 audit and quarterly reviews.

All Other Fees

   KPMG LLP billed the Company $316,000 for audit-related services consisting of employee benefit plan audits, attestation services related to securitization activities and services related to SEC registration statements. KPMG LLP billed the Company $285,000 for non-audit-related tax services. There were no financial information systems design and implementation fees.

                                OTHER BUSINESS

   If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper.

   At this time, the Company does not know of any other business that will be presented to the meeting.

                  PROPOSALS BY SHAREHOLDERS FOR PRESENTATION
                          AT THE 2003 ANNUAL MEETING

   Section 1.3 of the Company's Bylaws provides that, in addition to other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. In order to be timely, that notice must be received (i) on or after February 1st and before March 1st of the year in which the annual meeting will be held, if clause (ii) is not applicable, or (ii) not less than 90 days before the date of the annual meeting if the date for the meeting prescribed in the Bylaws has been changed by more than 30 days. The shareholder's notice shall set forth (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder, (ii) the class and number of shares of stock of the Company beneficially owned by the shareholder, (iii) a representation that the shareholder is a shareholder of record at the time of the giving of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, (iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business and (v) any interest that the shareholder may have in such business. The proxies will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided timely written notice as required by the Bylaws.

   Proposals that any shareholder desires to have included in the proxy statement for the 2003 Annual Meeting of shareholders must be received by the Company no later than January 10, 2003.

   A copy of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2002, as filed with the Securities and Exchange Commission, may be obtained by any shareholder after May 31, 2002, free of charge, upon written request to Office of the Corporate Secretary, Circuit City Stores, Inc., 9950 Mayland Drive, Richmond, Virginia 23233, or by calling (804) 527-4022.

                                          By Order of the Board of Directors
                                          /s/ Michael T. Chalifoux
                                          Michael T. Chalifoux, Secretary

May 10, 2002

                                                                     APPENDIX A

                           CIRCUIT CITY STORES, INC.
                            AUDIT COMMITTEE CHARTER

Organization and Composition

   There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall consist of at least three directors, all of whom have no relationship to the corporation that may, in the opinion of the Board of Directors, interfere with the exercise of their independence from management and the corporation. In addition, the members of the committee shall satisfy the requirements for audit committee membership imposed by the New York Stock Exchange on audit committees of listed public companies and any eligibility requirements of the Securities and Exchange Commission with regard to companies whose securities are registered under the Securities Exchange Act of 1934, as amended.

   The Board of Directors shall interpret the foregoing requirements and determine the qualifications of committee members in its business judgment.

   Subject to approval by the Board of Directors, the committee shall revise this charter from time to time as needed to take into account the requirements of the Securities and Exchange Commission and the New York Stock Exchange and such other factors as the committee deems appropriate.

Statement of Policy

   The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibility relating to the corporate accounting and reporting practices of the corporation. In so doing, it is the responsibility of the Audit Committee to foster open communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

Responsibilities

   In carrying out its responsibilities, the Audit Committee believes its procedures should remain flexible, in order to best react to changing conditions and to foster compliance with applicable requirements and integrity with respect to the corporate accounting and reporting practices of the corporation. In carrying out these responsibilities, the Audit Committee will:

  . Review and recommend to the directors, after consulting with management, the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries. The independent auditors shall be responsible to the Board of Directors and shall report directly to the Audit Committee, as the Board of Director's representative, on matters pertaining to its engagement. The Board of Directors and the Audit Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

  . Require the independent auditors to submit a written statement to the committee, consistent with Independence Standards Board Standard No. 1, delineating all relationships between the corporation and the independent auditors, engage in dialogue with respect to any such disclosed relationships or services which may impact the objectivity and independence of the auditors, and take, or recommend that the directors take, appropriate action to ensure the independence of the auditors.

  . Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized. At the conclusion of the audit, review such audit, including any comments or recommendations of the independent auditors and the information required to be communicated to the committee by the independent auditors by Statements on Auditing Standard No. 61.

  . Review the audited financial statements to be contained in the corporation's Annual Report on Form 10-K with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements. Any changes in accounting principles should also be reviewed. Based on such reviews and related discussions, make a recommendation to the Board of Directors concerning whether the audited financial statements should be included in the Form 10-K.

  . Review with the independent auditors, the corporation's internal auditor, and financial management of the corporation, the adequacy and effectiveness of the accounting and financial controls of the corporation, including the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper, and review any plans for the improvement of such internal control procedures. Further, the committee periodically should review with the corporation's general counsel the corporation's Code of Business Conduct.

  . Review the internal audit function of the corporation, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

  . Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

  . Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

  . Investigate, if it deems it appropriate, any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                            CIRCUIT CITY STORES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 18, 2002.

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated May 10, 2002, hereby appoints W. Alan McCollough and Robert L. Burrus, Jr., and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Circuit City Group Common Stock and CarMax Group Common Stock of Circuit City Stores, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 18, 2002, at 10:00 a.m., Eastern Daylight Time, and any adjournment thereof, and especially to vote as set forth below.


              The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:  01 Carolyn H. Byrd          03 Paula G. Rosput   [ ] Vote FOR all nominees       [ ] Vote WITHHELD
                           02 Michael T. Chalifoux     04 John W. Snow          for the terms set forth         from all nominees
                                                                                in the Proxy Statement
                                                                                (except as marked)

                                                                           ------------------------------------------------------
(Instructions: to Withhold Authority to Vote for Any Indicated Nominee,    |                                                    |
Write the Number(s) of the Nominee(s) in the Box Provided to the Right.)   |                                                    |
                                                                           ------------------------------------------------------


                                Please fold here


            The Board of Directors Recommends a Vote AGAINST Item 2.

2. Shareholder proposal regarding the Company's shareholder
   rights plan (described in the Proxy Statement).                         [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL
BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL
BE VOTED FOR THE NOMINEES NAMED IN THE PROXY STATEMENT AND AGAINST ITEM 2.

Any proxy or proxies previously given for the meeting are revoked.

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


Address Change? Mark Box [ ]    Indicate changes below:


                                                Date
                                                    ----------------------------

                                                ---------------------------------------------------------------
                                                |                                                             |
                                                |                                                             |
                                                ---------------------------------------------------------------

                                                Signature(s) in Box

                                                Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, adminis-
                                                trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
